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                                                                  Exhibit 4.7(2)

                                 PROMISSORY NOTE

$60,000.00                                                        April 15, 2003

MEGA GROUP, INC., a New York corporation, and SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC., an Oregon corporation, both with offices at 1730 Rhode Island Avenue, N.W., Suite 415, Washington, D.C. 20036 (jointly and severally, "Borrower")

MATAH HOLDINGS, LLC, a New Jersey limited liability company, 215 West Clinton Avenue, Suite 4, Oaklyn, NJ 08107, ("Lender")

For value received, Borrower promises to pay to the order of Lender, in lawful money of the United States of America, at its office indicated above or wherever else Lender may specify, the sum of Sixty Thousand Dollars ($60,000.00) or such sum as may be outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

This Note is subject to the terms and conditions of that certain Loan and Security Agreement between Lender and Borrower dated as of July 15, 2002, as the same may be modified and amended from time to time (the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement.

INTEREST RATE TO BE APPLIED. Interest Rate. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at a fixed rate equal to twelve percent (12.00%) per annum (the "Fixed Interest Rate"). Default Rate. In addition to all other rights contained in this Note, if a Default in the payment of principal or interest under this Note shall occur and be continuing, interest on the unpaid principal balance of this Note shall accrue at the Fixed Interest Rate plus 4% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full, except as otherwise required by law.

INTEREST COMPUTATION. Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

REPAYMENT TERMS. The entire unpaid principal amount hereof, together with accrued and unpaid interest thereon and all other amounts payable hereunder, shall be due and payable on July 15, 2003 (the "Maturity Date").

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PREPAYMENT TERMS. The Loan may be prepaid, in whole or in part, at any time and from time to time without penalty.

RESCISSION OF PAYMENTS. If any payment received by Lender under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

EVENT OF DEFAULT. An "Event of Default" shall exist if any one or more of the following events shall occur (individually, an "Event of Default," and collectively, "Events of Default"): Non-Payment; Non-Performance. The failure of timely payment or performance of the Obligations under this Note. Cross-Default. The occurrence of an Event of Default under any of the other Loan Documents.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Lender may at any time thereafter, take the following actions: Acceleration Upon Event of Default. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. Cumulative. Exercise any rights and remedies as provided under this Note and other Loan Documents, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Lender. No waiver by Lender of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or the same Default or Event of Default on a future occasion. Neither the failure nor any delay on the part of Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall

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operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Lender may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Lender's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Lender. Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Lender first shown above is located as shown in the heading of this Note without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan Documents, the terms of this Note shall control. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Plural; Captions. All references in the Loan Documents to Borrower, Guarantor, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Lender by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Entirety. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Posting of Payments. Unless otherwise permitted by Lender, any repayments of this Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Lender receives collected funds. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto. Business Purpose. Borrower represents that the loan evidenced hereby is being obtained for business purposes.

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PLACE OF EXECUTION AND DELIVERY. Borrower hereby certifies that this Note and the other Loan Documents were executed in the State of New Jersey and delivered to the Lender in the State of New Jersey.

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.


                                        MEGA GROUP, INC.

                                        By:     /s/ John H. Brown
                                                -----------------------
                                        Name:   John H. Brown
                                        Title:  Chairman and Chief
                                                Executive Officer

                                            Attest: By:  /s/ Joyce L. Brown
                                                         -----------------------
                                            Name:        Joyce L. Brown
                                            Title:       Secretary
                                              [SEAL]

                                        Taxpayer Identification Number:
                                        14-1653446

                                            SMALL BUSINESS INVESTMENT
                                            CORPORATION OF AMERICA, INC.

                                            By:          /s/ John H. Brown
                                                         -----------------------
                                            Name:        John H. Brown
                                            Title:       Chairman and Chief
                                                         Executive Officer

                                            Attest: By:     /s/ Joyce L. Brown
                                                            --------------------
                                            Name:           Joyce L. Brown
                                            Title:          Secretary

                                                [SEAL]

                                        Taxpayer Identification Number:
                                        93-1279486

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